Execution Version
Exhibit 10.1

COMBINED LOSS PORTFOLIO TRANSFER AND ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT
issued to
JAMES RIVER INSURANCE COMPANY
and
JAMES RIVER CASUALTY COMPANY
by
STATE NATIONAL INSURANCE COMPANY, INC.

Articles	Page

Article 34 Mode of Execution	47
Article 35 Reinsurance Allocation	48
Article 36 Currency	48
Article 37 Headings	48
Article 38 Assignment	48

Attachments
Schedule 1 - Subject Business
Schedule 2 - Profit Commission
Exhibit A - Form of Terminal Accounting and Settlement Report
Exhibit B - Form of Quarterly Report
Exhibit C - Credit for Reinsurance; Funding (including Annex A - Trust Requirements)

COMBINED LOSS PORTFOLIO TRANSFER AND ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT
(the “Contract”)
issued to
JAMES RIVER INSURANCE COMPANY
and
JAMES RIVER CASUALTY COMPANY
(each a “Ceding Company” and together, the “Ceding Companies”)
by
STATE NATIONAL INSURANCE COMPANY, INC.
(the “Reinsurer”; the Reinsurer and the Ceding Companies are referred to herein individually as a “Party” and collectively as the “Parties”)
ARTICLE 1
REINSURANCE CEDED; RETENTIONS AND LIMITS
A.    Reinsurance Ceded.
1.    This Contract is to indemnify the Ceding Companies for the Reinsurer’s Share of Ultimate Net Loss paid (when such payment is recognized in the Ceding Companies’ accounting systems) on and after the Effective Date in respect of the Subject Business, subject to the terms, limits and conditions of this Contract (the “Covered Losses”).
2.    “Subject Business” has the meaning set forth on Schedule 1 attached hereto.
B.    Retentions and Limits.
1.    Subject to the terms, limits and conditions of this Contract, the Ceding Companies hereby agree to cede, and the Reinsurer hereby accepts and agrees to reinsure eighty-five percent (85%) (the “Reinsurer’s Share”) of the Ultimate Net Loss paid (when such payment is recognized in the Ceding Companies’ accounting systems) by the Ceding Companies in excess of seven hundred sixteen million six hundred thousand Dollars ($716,600,000) (the “Retention”), subject to an overall aggregate limit of four hundred sixty-seven million one hundred thousand Dollars ($467,100,000) (the “Aggregate Limit”), with the Reinsurer’s Share of the Aggregate Limit being three hundred ninety seven million thirty five thousand Dollars ($397,035,000).
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2.    The Ceding Companies hereby agree that they shall not reinsure with any third party and shall retain net for their own accounts a minimum of fifteen percent (15%) of the Ultimate Net Loss paid (when such payment is recognized in the Ceding Companies’ accounting systems) by the Ceding Companies in excess of the Retention and up to the Aggregate Limit; provided that the foregoing shall not apply to or restrict Third-Party Reinsurance in place as of the Closing Date, which Third-Party Reinsurance shall inure to the benefit of this Contract.
C.    Follow the Fortunes; Original Conditions; Renewals and Modifications to the Policies.
1.    The liability of the Reinsurer shall follow the fortunes of the Ceding Companies in respect of the Ultimate Net Loss; provided that in no event shall this paragraph be construed to provide coverage outside the terms, limits and conditions set forth in this Contract. It is the intent of this Contract that the Reinsurer shall, in every case in which this Contract applies and in the proportions specified herein, follow the fortunes of the Ceding Companies in respect of Ultimate Net Loss the Reinsurer has accepted under this Contract, and the Reinsurer shall be bound, without limitation, by all payments and settlements of Ultimate Net Loss entered into by or on behalf of the Ceding Companies, subject to the terms, limits and conditions of this Contract.
2.    The Reinsurer’s liability under this Contract for Ultimate Net Loss shall attach simultaneously with that of the Ceding Companies, and the reinsurance coverage for Ultimate Net Loss for which the Reinsurer shall be liable under this Contract shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and waivers and to the same modifications, commutations, alterations and cancellations, as the respective underlying Policies included in the Subject Business to which liability under this Contract attaches, including, without limitation, all renewals or modifications to the Policies required by the terms and conditions of such underlying Policies, pursuant to Applicable Law, or agreed to in writing by the Reinsurer, subject to the other terms, limits and conditions of this Contract.
3.    Except as otherwise provided in Article 31 (Trade and Economic Sanctions), all of the Ceding Companies’ liability for Ultimate Net Loss as determined by a court or arbitration panel or arising from a judgment, settlement, compromise or adjustment of claims or losses resulting from the Subject Business, including payments involving coverage issues and/or the resolution of whether such claim is required by contract, law, regulation, or regulatory authority to be covered (or not to be excluded), shall, subject to the terms, conditions and limits of this Contract and to the extent permitted by Applicable Law, be binding on the Reinsurer regardless of whether such court or arbitration, determination, judgment, settlement, compromise or adjustment is in respect of a liability recognized by or contrary to the governing law of this Contract.
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ARTICLE 2
DEFINITIONS
Capitalized terms used but not defined elsewhere in this Contract shall have the meanings ascribed to such terms in this Article.
A.    “Accounting or Actuarial Firm” means the Los Angeles, California office of Milliman, or in the event such Milliman office refuses or is unable to accept or resigns from appointment provided hereunder, another Milliman office or another independent certified public accounting firm of national standing and reputation with actuarial experience and experience in the property & casualty insurance industry jointly selected and retained by the Ceding Companies and the Reinsurer that is not an independent accountant or actuary engaged by the Ceding Companies, the Reinsurer or their respective Affiliates and is otherwise neutral and impartial; provided, however, that if the Ceding Companies and the Reinsurer are unable to select such other Milliman office or accounting firm within fifteen (15) Business Days, each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall provide to each other a list of three independent certified public accounting firms of national standing and reputation with actuarial experience and experience in the property & casualty insurance industry which are not engaged by either the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, and (1) if any firm appears on both lists, such firm shall be the Accounting or Actuarial Firm, unless more than one firm appears on both lists, in which case the Accounting or Actuarial Firm shall be selected through a random drawing from among the firms on both lists, and (2) otherwise the Ceding Companies and the Reinsurer each eliminate the names of two (2) firms from the list provided by the other and the Accounting or Actuarial Firm shall be selected through a random drawing from among the remaining two (2) firms.
B.    “Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority.
C.    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Persons.
D.    “Allocated Loss Adjustment Expenses” means expenses and costs of the Ceding Companies paid (when such payment is recognized in the Ceding Companies’ accounting systems) after the Effective Date assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims for Net Loss under the Subject Business, regardless of how such expenses are classified for statutory reporting purposes. Without limiting the foregoing, “Allocated Loss Adjustment Expenses” shall include all declaratory judgment
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expense, interest on judgments, Third Party Administrator Expenses and any other expenses of outside adjusters and consultants, expenses and a pro rata share of salaries of the Ceding Companies’ field employees and expenses of other employees of the Ceding Companies who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract; provided, that “Allocated Loss Adjustment Expenses” shall not include Unallocated Loss Adjustment Expenses.
E.    “Applicable Law(s)” means any domestic or foreign, federal, state or local law, statute, legislation, decision, ordinance, regulation, regulatory action, order, rule or administrative ruling or interpretation issued by any Governmental Authority applicable to a Person or any of such Person’s Affiliates, properties, or assets.
F.    “Attorney-Client Privilege Documents” means communications of a confidential nature between (1) the Ceding Companies or their Affiliates, or anyone retained by or at the direction of the Ceding Companies or their Affiliates, or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and (2) any in-house or outside legal counsel, if such communications relate to legal advice being sought by the Ceding Companies or their Affiliates and/or contain legal advice being provided to the Ceding Companies or their Affiliates.
G.    “Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in New York, New York.
H.    “Carried Reserves” means the Ceding Companies’ reserves in respect of the Ultimate Net Loss on Subject Business, including, but not limited to, reserves for Ultimate Net Loss for the Subject Business and any other reserves held with respect to the Ultimate Net Loss for the Subject Business, including case reserves and IBNR, in each case as determined in accordance with SAP and Applicable Law, sound actuarial principles, consistently applied and the preparation of the Ceding Companies’ quarterly and annual statutory financial statements, filed in their respective states of Domicile.
I.    “Claim(s)” means any and all claims, requests, demands or notices for payment of Net Loss due or alleged to be due under or in connection with the Subject Business.
J.    “Control” with respect to the relationship between or among two or more Persons, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of securities, as trustee or executor, by contract or otherwise, including the ownership, direct or indirect, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person (whether or not another Person has similar rights upon the occurrence of specified events), and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
K.    “Data Room” means the virtual data room coordinated by the Intermediary on behalf of the Ceding Companies in respect of the transaction contemplated by this Contract.
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L.    “Domicile” means the jurisdiction in which a particular entity is domiciled.
M.    “Effective Date Remaining Reserves” means the excess, if any, of two hundred sixty one million thirty five thousand Dollars ($261,035,000), being the Subject Carried Reserves as of the Effective Date, over the aggregate of any amounts paid by the Reinsurer to the Ceding Companies under this Contract. For purposes of this Contract, the Effective Date Remaining Reserves shall not be less than zero (0).
N.    “Extra-Contractual Obligations” means those liabilities not arising under or relating to the express terms of the underlying Policies included in the Subject Business that arise from the handling of any Claim on Subject Business (including liability for fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature), such liabilities arising because of, but not limited to, the following: failure by a Ceding Company or any Affiliate or any TPA acting on behalf of a Ceding Company or any Affiliate to settle within the Policy limit; by reason of alleged or actual negligence, misconduct, fraud or bad faith in rejecting an offer of settlement or in the handling of Claims or losses; in the preparation of the defense or in the trial of any action against its insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action, including any such punitive, exemplary, compensatory and consequential damages. An Extra-Contractual Obligation shall be deemed to have occurred on the same date as the Net Loss covered under the Policy and shall constitute part of the original Net Loss.
O.    “Federal Excise Tax” means US federal tax imposed pursuant to Section 4371 of the Internal Revenue Code of 1986 and regulations promulgated hereunder, as amended from time to time.
P.    “Final Settlement Date” means a Termination Date as described in paragraphs A or C of Article 3 (Effective Date).
Q.    “Financial Statements” means audited statutory financial statements of the Ceding Companies as required to be filed with applicable insurance Governmental Authorities.
R.    “Full Statutory Reserve Credit” means one hundred percent (100%) credit for the reinsurance ceded by the Ceding Companies to the Reinsurer under this Contract as reported by the Ceding Companies in their Financial Statements required to be filed by the Ceding Companies in their Domiciles.
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S.    “Governmental Authority” means any (1) nation, principality, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nature; (2) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, tax authority or unit and any court or other tribunal (foreign, federal state or local); (3) Person, or body entitled to exercise any executive, legislative, judicial, administrative, regulatory, police, military or tax authority; or (4) arbitrator or arbitration panel having jurisdiction over a particular matter.
T.    “Holdback Amount” means one million five hundred thousand Dollars ($1,500,000).
U.    “IBNR” means reserves, determined in accordance with SAP, for incurred but not yet reported Ultimate Net Loss.
V.    “Knowledge” of a Ceding Company means, as it relates to any fact or other matter, the actual knowledge of Jim Gunson (Group Chief Claims Officer), Mike Hoffmann (Group Chief Underwriting Officer) and Jim McCoy (Group Chief Actuary), after reasonable due inquiry.
W.    “Longtail” means Longtail Re (Cayman) SPC Ltd. on behalf of, and for the account of its segregated portfolio Longtail Re West Bay SP.
X.    “Loss in Excess of Policy Limits” means Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by a Ceding Company or any Affiliate or any TPA acting on behalf of a Ceding Company or any Affiliate to settle within the Policy limit; by reason of alleged or actual negligence, misconduct, fraud or bad faith in rejecting an offer of settlement or in the handling of Claims or Losses; in the preparation of the defense or in the trial of any action against its insured or reinsured; or in the preparation or prosecution of an appeal consequent upon such action. A Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the Loss covered under the Policy and shall constitute part of the original Loss. For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which a Ceding Company or its Affiliate would have been contractually liable to pay had it not been for the limit of the original Policy.
Y.    “Market Value” means either (1) prior to a novation of this Contract in accordance with paragraph E of Article 4 or the Reinsurer providing a trust account in accordance with Exhibit C, the fair market value of a pool of assets designated by Longtail on behalf of the Reinsurer, reflecting the fair market value provided by the trustee under the trust agreement between the Reinsurer and Longtail, Kroll Valuation Advisory Services, or another third-party valuation provider of national reputation reasonably acceptable to the Ceding Companies, or (2) after a
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novation of this Contract in accordance with paragraph E of Article 4 or the Reinsurer providing a trust account in accordance with Exhibit C, the fair market value of the assets in the trust account as provided by the trustee under the Trust Agreement between the Ceding Companies and Longtail described in Exhibit C, Kroll Valuation Advisory Services, or another third-party valuation provider of national reputation reasonably acceptable to the Ceding Companies.
Z.    “Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities or results of operations of the Subject Business, taken as a whole, but excluding any such effect to the extent resulting from, arising out of, or relating to: (1) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices and corresponding changes in the value of the Subject Business); (2) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Subject Business operates; (3) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof by a Governmental Authority; (4) natural disasters, catastrophic events, communicable disease (including COVID-19, its variants, or any other epidemic or pandemic), hostilities, acts of war or terrorism, or any escalation or worsening thereof; (5) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by this Contract, the failure to take any action prohibited by this Contract, or the public announcement of, or consummation of, any of the transactions contemplated hereby or thereby; (6) the identity of or facts related to the Reinsurer or the effect of any action taken by the Reinsurer or its Affiliates, or taken by any Ceding Companies or any of its Affiliates at the written request of the Reinsurer or with the Reinsurer’s prior written consent; (7) a change of Control of either Ceding Company or its Affiliates; (8) any downgrade or threatened downgrade in the rating or outlook assigned by any rating agency to any Ceding Companies or any of its debt instruments; or (9) any failure of any Ceding Companies to meet any financial projections, forecasts, predictions, or targets (provided that clauses (8) and (9) shall not exclude the underlying causes of any such matters).
AA.    “Net Loss” means, without duplication, (1) all amounts paid (when such payment is recognized in the Ceding Companies’ accounting systems) by the Ceding Companies on and after the Effective Date under the contractual terms and conditions of the Policies in respect of the Subject Business, including contractual Policy benefits under the Subject Business, (2) Allocated Loss Adjustment Expenses and (3) Extra-Contractual Obligations and Loss in Excess of Policy Limits up to a maximum amount per Policy equal to one additional limit of liability for Extra-Contractual Obligations and Loss in Excess of Policy Limits which, for the avoidance of doubt, is in addition to the limit of liability for contractual benefits under such Policy (which limit, for the avoidance of doubt, only applies to this sub-clause (3)); provided that for the avoidance of doubt, “Net Loss” shall exclude (i) Extra-Contractual Obligations or Loss in Excess of Policy Limits due to final legal adjudication of fraud of a member of the Board of Directors or a corporate officer of a Ceding Company or an Affiliate acting individually or
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collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any Claim covered hereunder or where such Extra-Contractual Obligations or Loss in Excess of Policy Limits have been paid or for which the Ceding Companies have become legally or contractually liable prior to the Closing Date; (ii) Unallocated Loss Adjustment Expenses; (iii) any liability of the Ceding Companies to pay taxes or assessments, whether paid directly by the Ceding Companies or billed to the Ceding Companies or by or through a policyholder, other insured or reinsured, regardless of whether such tax is denominated as income tax, excise tax, premium tax, surplus lines tax, or any other tax assessment; (iv) all ex-gratia payments (being any payment (a) for which there is no legal obligation on the part of the Ceding Companies under the terms and conditions of a Policy or (b) made solely to maintain the good will of a beneficiary, policyholder, producer or other person (other than pursuant to Applicable Law) unless the Reinsurer shall have consented thereto or directed them in writing; provided that contested coverage settlements shall not be considered ex-gratia payments where settlements are made under a good faith belief of reasonable risk that coverage would be found to exist under Applicable Law); and (v) any liability or amount paid (when such payment is recognized in the Ceding Companies’ accounting systems) prior to the Effective Date.
BB.    “Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
CC.    “Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture, firm, association, organization or other entity, including a Governmental Authority.
DD.    “Policy” means any binder, policy, or contract of insurance or reinsurance issued, bound, accepted, assumed, or held covered provisionally or otherwise, by or on behalf of the Ceding Companies.
EE.    “Privileged Documents or Information” means any documents or information (1) that are Attorney-Client Privilege Documents and/or Work Product Privilege Documents, or (2) with respect to which the Ceding Companies or their Affiliates, as applicable, are subject to legal or contractual obligations of confidentiality or non-disclosure.
FF.    “Recapture Amount” means an amount calculated as follows:
(1)    Where notice of a recapture is given within forty-eight (48) months following the Closing Date, cash or Eligible Investments with a Market Value equal to the greater of:
(i) Reinsurance Premium, less any amounts paid by the Reinsurer to the Ceding Companies under this Contract as of the Recapture Effective Time, less the Brokerage; or
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(ii) The sum of (a) the present value of the lesser of (i) the Effective Date Remaining Reserves as of the Recapture Effective Time and (ii) the Subject Carried Reserves as of the Recapture Effective Time, in either case, not less than zero, discounted using duration matched risk-free interest rates and a payment pattern consistent with the Ceding Companies’ actuarial reserving process plus (b) the present value of the excess, if any, of the Subject Carried Reserves as of the Recapture Effective Time over the Effective Date Remaining Reserves, discounted using duration matched risk-free interest rates plus two and one-half percent (2.5%) and a payment pattern consistent with the Ceding Companies’ actuarial reserving process, where the Effective Date Remaining Reserves or the Subject Carried Reserves in subclause (a) are assumed to run off in full prior to the runoff of any Subject Carried Reserves in subclause (b).
(2)    Where notice of a recapture is given after forty-eight (48) months following the Closing Date, cash and Eligible Investments with a Market Value equal to the sum of (a) the present value of the lesser of (i) the Effective Date Remaining Reserves as of the Recapture Effective Time and (ii) the Subject Carried Reserves as of the Recapture Effective Time, in either case, not less than zero (0), discounted using duration matched risk-free interest rates and a payment pattern consistent with the Ceding Companies’ actuarial reserving process plus (b) the present value of the excess, if any, of the Subject Carried Reserves as of the Recapture Effective Time over the Effective Date Remaining Reserves, discounted using duration matched risk-free interest rates plus two and one-half percent (2.5%) and a payment pattern consistent with the Ceding Companies’ actuarial reserving process, where the Effective Date Remaining Reserves or the Subject Carried Reserves in subclause (a) are assumed to run off in full prior to the runoff of any Subject Carried Reserves in subclause (b).
GG.    “Reinsurance Premium” means three hundred thirteen million two hundred forty two thousand dollars ($313,242,000), already reduced to reflect the Reinsurer’s Share, gross of Brokerage and Federal Excise Tax, if any.
HH.    “Reinsurance Recoverables” means amounts due and payable to the Ceding Companies under Third-Party Reinsurance.
II.    “Reporting Period” means the period beginning on the first day of a calendar quarter (or, for the first Reporting Period, on the Closing Date) and ending on the last day of such calendar quarter (or, for the last Reporting Period, on the date of termination or recapture of this Contract).
JJ.    “Representative” means, with respect to any Person, such Person’s Affiliate, officers, directors, employees, managing directors, agents, advisors, attorneys, consultants or retrocessionaires of such Person or an Affiliate of such Person.
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KK.    “SAP” means, as to any Party, the statutory accounting principles prescribed or permitted by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such entity is domiciled, consistently applied.
LL.    “Subject Carried Reserves” means the Reinsurer’s Share of the Carried Reserves as such Carried Reserves are adjusted to reflect the Retention and remaining Aggregate Limit, but never, for the avoidance of doubt, to exceed the Reinsurer’s Share of the remaining Aggregate Limit.
MM.    “Terminal Accounting and Settlement Report” means a report in the form attached hereto as Exhibit A.
NN.    “Third-Party(ies)” means any Person, other than the Ceding Companies’ Affiliates, which is not a Party to this Contract.
OO.    “Third Party Administrator” (or “TPA”) means any Person appointed to carry out the whole or part of the claims handling in respect of the Net Loss on the Subject Business hereunder.
PP.    “Third Party Administrator Expenses” means all amounts paid or payable to TPAs on or after the Effective Date in connection with the administration of the Net Loss on the Subject Business.
QQ.    “Third-Party Reinsurance” means any contracts of reinsurance with a Third-Party Reinsurer in place as of the Effective Date that inure to the benefit of the Ceding Companies or their Affiliates and cover the Subject Business hereunder.
RR.    “Third-Party Reinsurer” means a Third-Party acting as a reinsurer under a Third-Party Reinsurance contract that is not an Affiliate of the Ceding Companies.
SS.    “Trigger” means:
1.the Reinsurer has been ordered by a state insurance department or other Governmental Authority to cease writing business, or has been placed under regulatory supervision or in rehabilitation;
2.the Reinsurer has become (whether voluntarily or otherwise) insolvent, or has become the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or similar or comparable proceeding (whether judicial or otherwise) as a debtor party or has proposed a scheme of arrangement or similar or comparable procedure as a debtor party;
3.the Reinsurer has ceased all or substantially all of its insurance underwriting operations;
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4.except with respect to a retrocession of the Reinsurer’s liabilities hereunder to (i) Longtail or (ii) any other segregated account of Longtail Re (Cayman) SPC Ltd. reasonably acceptable to the Ceding Companies and covered by a keepwell agreement from Longtail Insurance Holdings Ltd. reasonably acceptable to the Ceding Companies, the Reinsurer has transferred all or substantially all of its claims-paying authority or in any other way has assigned its interests or delegated its obligations under this Contract to an Unaffiliated Entity;
5.the Reinsurer fails to (i) pay the Ceding Companies any amount due under this Contract, or (ii) perform or observe any of the other material terms and conditions of this Contract; provided that in the case of the foregoing clauses (i) and (ii), such failure continues for thirty (30) calendar days after the Ceding Companies notify the Reinsurer in writing of such failure;
6.a Ceding Company does not obtain Full Statutory Reserve Credit for the reinsurance under this Contract due to the action or omission of the Reinsurer, and the inability to obtain such Full Statutory Reserve Credit continues for more than thirty (30) calendar days or until December 31 of a calendar year, whichever is earlier;
7.the Reinsurer, after having had an A.M. Best Company (“A.M. Best”) rating at or after the inception of this Contract, (i) has an A.M. Best rating of lower than “A-”; (ii) while rated “A-” by A.M. Best, is placed under review with negative implications or assigned a negative outlook (or substantially equivalent status) by A.M. Best; or (iii) ceases to have any A.M. Best rating (including a designation of “not rated” or “NR”);
8.the Reinsurer’s policyholders’ surplus (or the equivalent under the Reinsurer’s accounting system), as reported in the statutory financial statements of the Reinsurer, decreases below four hundred fifty million Dollars ($450,000,000), and the Reinsurer has not cured such reduction as of the date that is one hundred five (105) calendar days after the date of such financial statements; or
9.the Reinsurer has utilized a regulatorily-permitted novation or commutation of this Contract without the Ceding Companies’ prior written consent.
TT.    “Ultimate Net Loss” means Net Loss, in every case net of all appropriate deductions, net of all Reinsurance Recoverables and net of Salvages actually received by the Ceding Companies related to the Subject Business.
UU.    “Unaffiliated Entity” as used herein shall mean an entity that is not the parent, subsidiary or sister entity at any tier of the Reinsurer.
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VV.    “Unallocated Loss Adjustment Expense” means those costs and expenses associated with the service and management of the Subject Business that cannot be allocated to a specific claim for Net Loss, and consisting of, but not limited to, the salaries, benefits, other compensation and expenses of personnel of the Ceding Companies or their Affiliates, equipment, travel, or administrative costs related to office space, overhead or supplies or similar internal costs of the Ceding Companies or their Affiliates.
WW.    “Valuation Date” means December 31, 2023.
XX.    “Work Product Privilege Documents” means communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Ceding Companies or their Affiliates, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE 3
EFFECTIVE DATE
This Contract shall take effect January 1, 2024 at 12:01 a.m. Eastern Standard Time (the “Effective Date”) and shall remain in effect until the earlier to occur of:
A.    The date on which all obligations and liabilities of the Ceding Companies in respect of Ultimate Net Loss are terminated or extinguished and all amounts due to the Ceding Companies hereunder with respect to Ultimate Net Loss have been paid or otherwise satisfied by the Reinsurer;
B.    The date on which this Contract is terminated by the mutual written consent of the Parties;
C.    The date on which the Reinsurer’s Share of the Aggregate Limit is exhausted by payments of Ultimate Net Loss by the Reinsurer to the Ceding Companies; or
D.    The date on which this Contract is terminated or recaptured in accordance with the terms and conditions herein
(any such date, the “Termination Date”).
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ARTICLE 4
TERRITORY; DURATION; RECAPTURE OR NOVATION
A.    Territory. The territorial limits of this Contract shall be identical with those of the Ceding Companies’ Policies covered hereunder.
B.    Duration. This Contract shall commence on the Closing Date, with effect from the Effective Date and continue in force until the Termination Date; provided that the Ceding Companies’ payment of the Closing Payment to the Reinsurer in accordance with paragraph A(1) of Article 6 below is a condition precedent to the Reinsurer’s obligations to indemnify the Ceding Companies for the Covered Losses hereunder; provided further that the Reinsurer shall have the right to terminate this Contract if the Ceding Companies fail to pay the Closing Payment to the Reinsurer in accordance with paragraph A(1) of Article 6 within ten (10) Business Days following the Closing Date.
C.    Trigger; Right to Recapture or Novate. The Reinsurer shall provide written notice to the Ceding Companies of the occurrence of (1) a Trigger or (2) the Reinsurer merging with or being acquired or Controlled by, or entering into a definitive agreement to merge with or be acquired or Controlled by, any company, corporation or individual(s) not Controlling the Reinsurer’s operations at the inception of this Contract (the “Change of Control Trigger”), in each case, promptly but in any event no later than fifteen (15) calendar days after the occurrence of the Trigger or the Change of Control Trigger, as applicable (the “Trigger Notice”). During the occurrence and continuation of any Trigger, the Ceding Companies shall have the right, but not the obligation, by giving written notice to the Reinsurer within one hundred eighty (180) days of the later of the Ceding Companies receiving the Trigger Notice from the Reinsurer or the Ceding Companies otherwise learning about the Trigger, to either (i) recapture in full the Reinsurer’s liability for the Covered Losses in accordance with paragraph D of this Article 4 or (ii) to require a novation of the Contract from the Reinsurer to Longtail in accordance with paragraph E of this Article 4, in each case so long as such Trigger is then continuing. Upon a Change of Control Trigger, the Ceding Companies shall have the right, but not the obligation, by giving written notice to the Reinsurer within one hundred eighty (180) days of the later of the Ceding Companies receiving the Trigger Notice from the Reinsurer or the Ceding Companies otherwise learning about the Change of Control Trigger, to require a novation of the Contract from the Reinsurer to Longtail in accordance with paragraph E of this Article 4.
D.    Recapture. In the event that the Ceding Companies elect to recapture following the occurrence of a Trigger, the following provisions shall apply.
1.Any notice of recapture shall state the effective date and time of the recapture (the “Recapture Effective Time”).
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2.Following any notice of recapture pursuant to paragraph C above, the Ceding Companies shall deliver or cause to be delivered to the Reinsurer within thirty (30) Business Days after delivery of the recapture notice a Terminal Accounting and Settlement Report. Within thirty (30) Business Days after the finalization of such Terminal Accounting and Settlement Report pursuant to this Article, the Recapture Amount specified in the Terminal Accounting and Settlement Report shall be payable to the Ceding Companies by the Reinsurer by transfer of cash and Eligible Investments having a Market Value equal to the Recapture Amount into an account designated by the Ceding Companies. The payment of the Recapture Amount and the Profit Commission (if any) upon recapture shall constitute a complete and final release of the Reinsurer and the Ceding Companies in respect of any and all known and unknown present and future obligations or liability of any nature to the Ceding Companies or the Reinsurer, respectively, under this Contract.
3.After receipt by the Reinsurer from the Ceding Companies of the Terminal Accounting and Settlement Report provided for in paragraph D above, and until such time as such reports are finalized, the Reinsurer and its Representatives shall have, upon reasonable prior written notice, access during normal business hours to the working papers of the Ceding Companies relating to such reports and items set forth thereon. The Reinsurer shall have the right to review such report and comment thereon for a period of thirty (30) Business Days after receipt of such reports. Any changes in such reports that are agreed to by the Parties within such thirty (30) Business Day review period shall be incorporated into the final reports. In the event the Reinsurer does not dispute such reports within such thirty (30) Business Day review period, such reports shall be deemed final.
E.    Novation of this Contract to Longtail. As promptly as practicable after the Closing Date, but in no event later than thirty (30) calendar days after the Closing Date, the Ceding Companies, the Reinsurer and Longtail (or an Affiliate of Longtail that is acceptable to the Ceding Companies in their sole discretion) shall agree to (1) a form of novation agreement (the “Novation Agreement”) and (2) a form of trust agreement to which the trustee thereto has consented (the “Trust Agreement”) to be used in the event of a novation as provided in this Article 4. In the event that the Ceding Companies elect to novate following the occurrence of a Trigger or the Change of Control Trigger, the Ceding Companies, the Reinsurer and Longtail shall, and shall cause the trustee to (as applicable), execute and enter into the Novation Agreement and the Trust Agreement (as applicable), subject to the receipt of any required regulatory approvals, (i) to novate all of the Reinsurer’s rights and obligations under this Contract to Longtail or to an Affiliate of Longtail that is acceptable to the Ceding Companies in their sole discretion and (ii) as applicable, for the Ceding Companies to receive Full Statutory Reserve Credit pursuant to Article 13 (Credit for Reinsurance) of this Contract. Such novation shall be completed as promptly as practicable after the Ceding Companies’ election of novation but
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in no event later than sixty (60) days after the Ceding Companies notify the Reinsurer and Longtail that they wish to enter into the novation. If the novation is not completed within the foregoing time period or within any such longer time period to which the Ceding Companies might agree in writing in their sole discretion, including due to the failure to obtain any required regulatory approvals, the Ceding Companies shall have the right to elect recapture thereafter instead of novation, in which event the recapture shall proceed in accordance with paragraph D of this Article 4.
F.    Dispute Resolution for Termination and Recapture Matters.
1.In the event that a dispute arises regarding any item or items in the Terminal Accounting and Settlement Report, and such dispute is not resolved during the above-mentioned thirty (30) Business Day review period, such dispute will be resolved in accordance with the dispute resolutions procedures set forth in paragraph I of Article 9, mutatis mutandis.
2.Following final resolution of the Terminal Accounting and Settlement Report pursuant to either paragraph E or subparagraph 1 above, the Recapture Amount shall be paid by the Reinsurer to the Ceding Companies in accordance with the requirements of paragraph D above. The amount of any payment to be made pursuant to this subparagraph 2 shall bear interest from the date thirty (30) Business Days after the Accounting or Actuarial Firm’s determination of the Recapture Amount but excluding the date of payment at a rate per annum equal to five and three-tenths percent (5.3%) during the period from such determination date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
G.    Effect of Termination, Recapture or Novation. Upon termination or recapture of this Contract in accordance with its terms, this Contract shall be of no further force or effect, all liabilities and obligations of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, hereunder shall terminate and be finally released. Upon the entry by the Ceding Companies, the Reinsurer and Longtail into the Novation Agreement, the rights, liabilities, duties and obligations of the Reinsurer under this Contract shall be assumed by Longtail, whereby Longtail shall be substituted as the “Reinsurer” in the place of the Reinsurer, for all purposes, and the Contract shall thereafter continue in full force and effect with Longtail as the Reinsurer.
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ARTICLE 5
EXCLUSIONS
This Contract shall not cover and specifically excludes:
A.    Net Loss paid (when such payment is recognized in the Ceding Companies’ accounting systems) by the Ceding Companies before the Effective Date;
B.    Net Loss attaching to premium earned before January 1, 2010 or after the Effective Date (provided, however, that the foregoing exclusion does not apply with respect to Net Loss arising from any premium earned after January 1, 2010 and prior to the Effective Date due to any renewals or modifications of the Policies in accordance with paragraph C of Article 1);
C.    Extra-Contractual Obligations and Loss in Excess of Policy Limits beyond a maximum amount per Policy equal to one additional limit of liability for Extra-Contractual Obligations and Loss in Excess of Policy Limits which, for the avoidance of doubt, is in addition to the limit of liability for policy benefits under such Policy; and
D.    Any business not specifically provided under Subject Business herein.
ARTICLE 6
REINSURANCE PREMIUM; PROFIT COMMISSION
A.    As consideration for the reinsurance by the Reinsurer provided under this Contract: the Ceding Companies shall pay to the Reinsurer:
1.within ten (10) Business Days after the Closing Date, an amount (the “Closing Payment”) equal to (i) the Reinsurance Premium minus (ii) the Holdback Amount, and
2.within ten (10) Business Days after the Parties finalize the form of Novation Agreement and the form of Trust Agreement with Longtail pursuant to paragraph E of Article 4, the Holdback Amount, in each case, in cash, to an account designated by the Reinsurer in writing.
B.    Upon the earlier of (1) the Final Settlement Date, or (2) any other Termination Date or the date that any Recapture Amount is due under Article 4, paragraph D, as applicable (the “Ending Time”), the Reinsurer shall pay the Ceding Companies directly in cash, to an account or accounts to be designated by the Ceding Companies, profit commission calculated in accordance with Schedule 2 attached hereto (the “Profit Commission”).
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ARTICLE 7
ADMINISTRATION
A.    Subject to the provisions of this Article, as respects the Subject Business, the Ceding Companies and their Affiliates shall retain all administrative, management and other services, including, without limitation, with respect to (1) the investigation, adjustment, administration, denial, settlement, compromise, payment and other disposition of Claims; and (2) the administration, billing, pursuit, compromise and collection of amounts due under Third-Party Reinsurance (including by way of commutation) and the pursuit and collection of Salvages related to the Subject Business (collectively, the “Administrative Services”). In the case of claims handling performed by TPAs, the provisions of paragraph D below shall apply. The Ceding Companies and their Affiliates shall retain full discretion in good faith subject to the terms, limits and conditions hereof with respect to the Administrative Services, including to adjust, settle or compromise all claims and losses. With respect to losses subject to this Contract, all loss settlements made by the Ceding Companies, directly or through their Affiliates, whether under strict Policy terms or by way of compromise, shall be binding on the Reinsurer, subject to the terms, limits and conditions hereof.
B.    Subject to the provisions of this Article, the Ceding Companies and their Affiliates, as applicable, hereby grant the Reinsurer reasonable monitoring rights with respect to the handling of the Claims in a manner consistent with the obligations of the Ceding Companies and their Affiliates under Applicable Law and the provisions of the underlying Policies included in the Subject Business. Notwithstanding the foregoing, the Ceding Companies and their Affiliates shall, subject to the terms, limits and condition hereof, retain ultimate authority with respect to the handling of Claims in good faith and in regards to all regulatory matters with respect to the Subject Business and all matters that could materially adversely impact the Ceding Companies’ reputation.
C.    The Ceding Companies, directly or through their Affiliates, shall (1) maintain personnel and expertise, which may consist of a combination of internal and outsourced resources, in claims handling, monitoring, and internal audit policies and practices in line with industry standards and levels in the aggregate substantially similar to those in force at the Effective Date; (2) use reasonable care in the performance of the Administrative Services and shall conduct Claims handling in good faith, in compliance with the terms of the Policies, Applicable Law, sound business practices, and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, in accordance with general insurance industry standards and the Ceding Companies’ then-current usual and customary administration and claims handling practices with respect to their other policies and contracts of insurance that are not reinsured hereunder, and in a manner no less favorable with respect to the Subject Business than the manner in which the Ceding
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Companies provide similar service or handle claims with respect to their other policies and contracts of insurance that are not reinsured hereunder; and (3) maintain, retain and archive all claims files and other claims records, whether electronic or hard copy or in whatever form that information is recorded, in accordance with practices and procedures no less rigorous, and affording no worse security and speed of access to and retrieval of such information, in the aggregate than those applied by the Ceding Companies to the Subject Business at the Effective Date. The Ceding Companies, directly or through their Affiliates, shall retain and utilize vendors that they deem reasonably necessary in the performance of claims-handling services under this Contract, including, but not limited to, attorneys, estimators, appraisers, investigators, independent adjusters, experts or other advisors, collection companies, and any other claims-related vendors deemed necessary in the administration of any Claim. The costs of any such vendors shall constitute Allocated Loss Adjustment Expenses under this Contract.
D.    The Ceding Companies, directly and through their Affiliates, shall cooperate, and use commercially reasonable efforts to cause any applicable TPAs to cooperate, in all reasonable respects with the Reinsurer, including, but not limited to, providing to the Reinsurer, as the Reinsurer may reasonably request, all relevant information about the Claims and being reasonably available to discuss individual Claims with the Reinsurer; provided that in no circumstances shall the Reinsurer be entitled to any Privileged Documents or Information.
E.    The Ceding Companies and the Reinsurer will each designate a single point of contact to address any issues that may arise regarding the handling of a Claim or to generally address the administration of Claims. The Reinsurer hereby appoints David Cleff, Executive Vice President of the Reinsurer, as the Reinsurer’s point of contact. The Ceding Companies hereby appoint Jim Gunson, Senior Vice President & Chief Claims Officer of the Ceding Companies, or his successor, as the Ceding Companies’ point of contact.
ARTICLE 8
ACCOUNTING FOR RESERVES
A.    In calculating Carried Reserves, the Ceding Companies shall comply with (1) SAP, applied in a manner consistent with past practice used for calculating such reserves, and (2) the requirements of any Applicable Law, and shall otherwise be consistent with the Ceding Companies’ standard procedures for calculating the Carried Reserves and similar reserves and the preparation of their statutory financial statements, filed in their respective Domicile. As between the Reinsurer and the Ceding Companies, the Ceding Companies shall retain ultimate authority with respect to calculating Carried Reserves, subject to the terms, limits and conditions hereto.
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ARTICLE 9
REPORTS AND SETTLEMENTS
A.    The Ceding Companies shall prepare and deliver a report with the information listed in paragraph B below, substantially in the form of Exhibit B attached hereto, with such accounting and journal entries and details (1) as may be necessary and customary to enable the Reinsurer to determine the amounts owed hereunder, as the case may be, and (2) as may be required to permit the Reinsurer to prepare, make and file necessary or required financial and statistical reports and financial statements or otherwise comply with Applicable Law (the “Quarterly Report”) with respect to the Subject Business.
B.    Within sixty (60) calendar days following the end of each Reporting Period, the Ceding Companies shall deliver the Quarterly Report to the Reinsurer specifying the balance due from the Reinsurer in respect of the Subject Business. Each Quarterly Report shall include, without limitation, the amount of the following on a quarterly and cumulative basis, as at the close of the applicable Reporting Period:
1.amounts paid (when such payment is recognized in the Ceding Companies’ accounting systems) in respect of the Ultimate Net Loss;
2.amount of Carried Reserves and Subject Carried Reserves;
3.a statement of any amount(s) payable by the Reinsurer or, at termination of this Contract, the Ceding Companies, as applicable, including an itemization of all of the payments that are being billed for the applicable quarterly accounting period;
4.amounts paid (when such payment is recognized in the Ceding Companies’ accounting systems) toward the Reinsurer’s Share of the Aggregate Limit; and
5.any other information in connection with settlements hereunder reasonably requested by the Reinsurer.
C.    In addition, subject to the frequency specified in each of the sub-paragraphs (1) through (3) below, the Ceding Companies shall prepare and deliver to the Reinsurer the following materials with respect to the Subject Business within a reasonable time after the information required to prepare such materials becomes available (provided, if such materials contain material non-public information, such materials will be delivered to the Reinsurer after such material non-public information is made public):
1.accident year triangles prepared on the same basis as provided in the underwriting submission, updated quarterly;
2.on an annual basis, the Ceding Companies’ updated view of Carried Reserves by line of business and accident year; and
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3.on an annual basis, the Ceding Companies’ annual third-party actuarial opinion; provided that the Reinsurer signs a release letter that is acceptable to the third-party actuarial firm that produced such opinion.
D.    The Quarterly Reports and annual reporting requirements outlined in this Article shall continue until the final settlement of all liabilities under this Contract.
E.    The Reinsurer shall deliver to the Ceding Companies a copy of its audited annual statutory financial statements and its unaudited quarterly statutory financial statements, in each case within ten (10) Business Days of receiving a written request therefor from the Ceding Companies if such statements are not publicly available.
F.    The Parties shall conduct quarterly settlements based upon the Quarterly Reports provided in paragraph A above evidencing the amount due. Any payment or transfer of amounts due shall be made within thirty (30) calendar days after receipt of each such Quarterly Report. Payments shall be paid via electronic transfer of funds between the Parties.
G.    In no event shall an obligation of the Reinsurer to make a payment due to the Ceding Companies be postponed or delayed as a result of any pending or threatened dispute of a Claim, except for amounts that are disputed in good faith by the Reinsurer.
H.    Each Party shall furnish the other Party with such records, reports and information with respect to the reinsurance under this Contract as may be reasonably required for such other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Authority or to prepare and complete such other Party’s quarterly and annual financial statements.
I.    Any dispute between the Parties with respect to the calculation of amounts due under this Article that cannot be resolved by the Parties within fifteen (15) calendar days shall be referred to the Accounting or Actuarial Firm. The Parties shall promptly submit their positions and supporting documentation to the Accounting or Actuarial Firm following the engagement of the Accounting or Actuarial Firm. Within thirty (30) calendar days of such submission, the Accounting or Actuarial Firm shall, acting as an expert and not as an arbitrator, in light of the evidence provided by the Parties, determine the calculations in dispute within the range of difference between the Reinsurer’s position thereto and the Ceding Companies’ position thereto. The determination made by the Accounting or Actuarial Firm shall be conclusive and binding upon the Parties, absent fraud or clear and manifest error. The final determination of the Accounting or Actuarial Firm shall be an expert determination under Applicable Law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to any such final determination, including enforcement of such final determination, shall be resolved by arbitration in accordance with Article 23 (Arbitration). The fees and disbursements of the Accounting or Actuarial Firm in connection with the
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resolution of any such dispute shall be allocated between the Ceding Companies and the Reinsurer by the Accounting or Actuarial Firm in accordance with its judgment as to the relative merits of the Parties’ positions in respect of the dispute. For the avoidance of doubt, this paragraph I shall not apply to any dispute between the Parties with respect to the interpretation of any provision, term or condition of this Contract.
J.    The Reinsurer shall ensure that Longtail provides, within sixty (60) calendar days following the end of each Reporting Period, a quarterly report showing the ratings and Market Value of a pool of Eligible Investments with a Market Value equal to the Recapture Amount, determined as of the end of the prior Reporting Period.
ARTICLE 10
CLOSING; TRANSACTIONS TO BE EFFECTED IN CONNECTION WITH THE CLOSING
A.    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on July 2, 2024 (the “Closing Date”).
B.    Ceding Companies’ Deliveries. Within ten (10) Business Days after the Closing, the Ceding Companies shall make the Closing Payment in accordance with paragraph (A)(1) of Article 6.
C.    Reinsurer’s Closing Deliveries. Upon payment in full of the Closing Payment, the Reinsurer shall assume the reinsurance of the Covered Losses in respect of the Subject Business as of the Effective Date in accordance with the terms, limits and conditions of this Contract.
ARTICLE 11
NO THIRD PARTY RIGHTS
This Contract is solely between the Ceding Companies and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as provided under Article 7 (Administration) and as may be expressly provided otherwise herein.
ARTICLE 12
SALVAGE AND SUBROGATION
A.    Salvage and Subrogation. The Reinsurer shall be subrogated to all rights of the Ceding Companies against any Person or other entity who may be legally responsible in damages constituting Covered Losses for which the Reinsurer shall actually pay, or become liable to pay, on or after the Effective Date (but only to the extent of the amount of payment by, or the amount of liability of, the Reinsurer); provided, however, that the Ceding Companies and their Affiliates shall retain sole discretion in the pursuit and collection of Salvages related to the Subject Business.
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B.    Expenses. In determining the amount of salvage, subrogation, deductible recoveries and other recoveries, there shall first be deducted from any amount recovered the out-of-pocket expenses incurred by the Ceding Companies in effecting the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses but excluding overhead, salaries and expenses of officers and employees of the Ceding Companies and similar internal costs and other Unallocated Loss Adjustment Expenses), except to the extent otherwise paid or reimbursed by the Reinsurer hereunder. All amounts recovered in connection with salvage, subrogation, deductible recoveries and other recoveries, net of expenses pursuant to this paragraph B shall be referred to as “Salvages;” provided, however, that to the extent any such expenses exceed the amounts recovered, the amount of such excess shall be included within the meaning of “Net Loss” for purposes of this Contract.
ARTICLE 13
CREDIT FOR REINSURANCE
Paragraph A set forth in Exhibit C attached hereto is incorporated herein by reference and shall apply fully with respect to the Reinsurer and the reinsurance provided under this Contract. The Ceding Companies acknowledge that as of the Closing, they are able to receive Full Statutory Reserve Credit based on the Reinsurer being an insurance company duly licensed in Ohio.
ARTICLE 14
TAXES
A.    In consideration of the terms under which this Contract is issued, the Ceding Companies undertake not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.
B.    Federal Excise Tax.
1.The Parties acknowledge and agree that the Reinsurance Premium paid by the Ceding Companies is gross of Federal Excise Tax, if any (i.e., no Federal Excise Tax shall be withheld from payments to the Reinsurer).
2.The Reinsurer and Longtail shall be responsible for reporting and timely paying when due the full amount of Federal Excise Tax (if any) to the relevant Governmental Authority, and for preparing and timely filing all tax returns and other filings with respect to Federal Excise Taxes in accordance with Applicable Laws.
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ARTICLE 15
OFFSET
Each Party shall have, and may exercise at any time and from time to time, the right to offset any and all balances due from a Party to the other arising under this Contract. In the event of the insolvency of a Party, offsets shall only be allowed in accordance with the provisions of any Applicable Law governing offset entitlement.
ARTICLE 16
ERRORS AND OMISSIONS; COOPERATION; REGULATORY MATTERS
A.    Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as possible after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (1) the failure of any Party to comply with any provision of this Contract is unintentional or the result of a misunderstanding or oversight and (2) such failure to comply is promptly rectified after discovery, both the Ceding Companies, on one hand, and the Reinsurer, on the other hand, shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.
B.    Cooperation. The Ceding Companies, on one hand, and the Reinsurer, on the other hand, shall reasonably cooperate with each other in order to accomplish the objectives of this Contract by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Contract, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents or actions must be reasonably satisfactory to each of the Parties and not impose upon either Party any liability, risk, obligation, loss, cost or expense not already imposed by this Contract.
C.    Regulatory Matters.
1.If the Ceding Companies, on one hand, or the Reinsurer, on the other hand, receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to, the reinsurance provided hereunder, such Party shall promptly notify the other Party to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
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2.At all times during the term of this Contract, each of the Ceding Companies, on one hand, and the Reinsurer, on the other hand, respectively agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under this Contract and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations.
3.It is understood and agreed that any term or condition required by the domiciliary Governmental Authority of either Ceding Company under Applicable Law to be included in this Contract in order for the Ceding Companies to receive Full Statutory Reserve Credit shall be deemed to be incorporated in this Contract by reference. Furthermore, the Parties agree to amend this Contract or enter into other agreements or execute additional documents as needed to comply with Applicable Law and/or the requirements of the domiciliary Governmental Authority of either Ceding Company, in each case in order for the Ceding Companies to receive Full Statutory Reserve Credit.
ARTICLE 17
ACCESS TO RECORDS
A.    Each of the Reinsurer or its Representatives and Longtail or its Representatives shall have the right to visit the offices of either Ceding Company, as relevant as advised by the Ceding Companies, to inspect, examine, audit, copy (at its own expense) and verify any of the policy, accounting or Claim files (“Records”) relating to business reinsured under this Contract during regular business hours, and to meet with senior executives of the Ceding Companies having oversight of the Subject Business, after giving ten (10) Business Days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Ceding Companies if it is not current in all undisputed payments due the Ceding Companies.
B.    Notwithstanding the above, the Ceding Companies reserve their right to withhold from the Reinsurer and Longtail any Privileged Documents or Information. In the event that one of the Ceding Companies seeks to withhold release of such Privileged Documents or Information, it shall, in consultation with the Reinsurer or Longtail, as applicable, use its commercially reasonable efforts to provide the Reinsurer or Longtail, as applicable, with such information without causing a loss of privileges or protections. The Reinsurer and Longtail shall not have access to Privileged Documents or Information relating to any dispute between the Ceding Companies and the Reinsurer or Longtail, as applicable. Prior to Longtail or its Representatives conducting any audit, Longtail and/or its Representatives, as applicable, will execute a confidentiality agreement with terms substantially similar to the terms set forth in Article 18 (Confidentiality).
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ARTICLE 18
CONFIDENTIALITY
A.    The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Ceding Companies, whether directly or through their Representatives, in connection with the placement, execution, implementation and performance of this Contract (“Confidential Information”) are proprietary and confidential to the Ceding Companies and their Affiliates. Confidential Information shall not include documents, information or data that the Reinsurer can show:
1.are publicly known or have become publicly known through no unauthorized act of the Reinsurer;
2.have been rightfully received from a third person without obligation of confidentiality; or
3.were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.
B.    Absent the written consent of the Ceding Companies, the Reinsurer shall not disclose any Confidential Information to any third parties, including any Affiliated companies, except:
1.when required by retrocessionaires as respects business ceded to this Contract;
2.when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;
3.when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or
4.when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.
Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.
C.    Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Ceding Companies with written notice of same at least ten (10) calendar days prior to such release or disclosure and to use its best efforts to assist the Ceding Companies in maintaining the confidentiality provided for in this Article to the extent permitted by Applicable Law.
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D.    The provisions of this Article shall survive termination of this Contract and extend to the officers, directors and employees of the Reinsurer and its Affiliates, and shall be binding upon their successors and assigns.
ARTICLE 19
PRIVACY AND SECURITY
A.    Each Party shall comply with their respective obligations under Applicable Privacy Laws as it relates to the collection, storage, use, access, disclosure, processing, and transfer of Personal Information in connection with this Contract. The Reinsurer shall only process Personal Information from the Ceding Companies for the purpose of fulfilling the Reinsurer’s obligations under this Contract or as otherwise permitted by Applicable Privacy Law. The Reinsurer shall not sell, rent, release, disclose, disseminate, make available, transfer or otherwise communicate Personal Information from the Ceding Companies to any third party for monetary or other valuable consideration. The Reinsurer certifies that it understands the restrictions on its processing of Personal Information as set forth in this Contract and will comply with them.
B.    “Applicable Privacy Law” means Applicable Laws that relate to the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Information. The Parties shall maintain respective information security programs that comply with Applicable Privacy Laws, including to the extent applicable, New York Department of Financial Services Regulation 23 NYCRR 500 and accepted industry standards applicable to regulated financial services entities, and contains reasonable and appropriate administrative, technical, and physical safeguards and measures designed to ensure the security, integrity, and confidentiality of Personal Information and to protect against Security Breaches. For the avoidance of doubt, such security controls shall include encryption and the use of multifactor authentication.
C.    “Personal Information” means any information that constitutes “personally identifiable information,” “nonpublic information,” “nonpublic personal information,” “personal data,” “personal information,” or any similar category of information or data protected under Applicable Privacy Laws.
D.    “Security Breach” means any event that constitutes a “security breach,” “breach,” “breach of security of the system,” “cybersecurity event,” or any similar term defined under Applicable Privacy Laws. In the event the Reinsurer experiences a Security Breach involving Personal Information from the Ceding Companies (“Company Information Security Breach”), the Reinsurer shall notify the Ceding Companies promptly after the Reinsurer becomes aware of such Company Information Security Breach (but in any case not later than seventy-two (72) hours after becoming aware of a Company Information Security Breach) and reasonably cooperate with the Ceding Companies and their respective Representatives in investigating and remediating such Company Information Security Breach, and in providing any notifications
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the Ceding Companies may be required to make under Applicable Privacy Laws. The Reinsurer shall take prompt steps designed to remedy such Company Information Security Breach and mitigate any harmful effects. To the extent that such Company Information Security Breach arises out of or is connected to a material breach by the Reinsurer of its obligations under this Contract, the Reinsurer will reimburse the Ceding Companies for their actual, reasonable, out of pocket costs incurred in responding to any such Company Information Security Breach (as required by Applicable Privacy Laws), including all actual, reasonable, out of pocket costs of notice and/or remediation (to the extent applicable). To the extent that such Company Information Security Breach arises out of or is connected to a material breach by the Reinsurer of its obligations under this Contract, the Reinsurer shall defend, hold harmless and indemnify the Ceding Companies for any third party claims relating to any Security Breach, and solely to the extent arising directly out of such material breach. No Party shall identify the other Parties in connection with any Security Breach without first obtaining such Party’s prior written consent. Each Party further agrees to reasonably cooperate with the other Parties, at its own expense, in any litigation or other formal action as reasonably deemed necessary by the Parties, relating to a Security Breach.
E.    For purpose of this Article, any obligations imposed on the Reinsurer shall equally apply to any Person to whom the Reinsurer transfers or otherwise shares Personal Information in connection with this Contract, and the Reinsurer shall ensure that any such Person is subject to obligations no less stringent than the ones contained in this Article.
ARTICLE 20
REPRESENTATIONS AND WARRANTIES
A.    Representations and Warranties of the Ceding Companies. Each Ceding Company represents and warrants to the Reinsurer as of the date of this Contract and as of the Closing Date to the extent different than the date of this Contract (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
1.Organization, Standing and Corporate Power. Such Ceding Company is duly incorporated, validly existing and in good standing under the laws of its Domicile and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. As of the Closing Date, such Ceding Company will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of such Ceding Company under this Contract.
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2.Authority. Such Ceding Company has full corporate (or other organizational) power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under this Contract. The execution and delivery by such Ceding Company of this Contract and the consummation by such Ceding Company of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of such Ceding Company. This Contract has been duly executed and delivered by such Ceding Company and, assuming this Contract constitutes valid and binding agreements of the other Parties hereto, constitutes valid and binding obligations of such Ceding Company, enforceable against such Ceding Company in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) shall be referred to as, the “Enforceability Exceptions”).
3.No Conflict or Violation. The execution, delivery and performance by such Ceding Company under this Contract and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with, be prohibited by, or require any approval that has not already been obtained under, any provisions of the organizational documents of such Ceding Company; (ii) violate any permit or Order against or imposed or binding upon, such Ceding Company in any material respect; or (iii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which such Ceding Company is a party.
4.Governmental Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by such Ceding Company of this Contract and the consummation of the transactions contemplated hereby in accordance with the terms, limits and conditions herein will not contravene any Applicable Law in any material respect or impair the ability of such Ceding Company to consummate the transactions contemplated by the Contract or perform its obligations thereunder. Except for the filing with the Ohio Department of Insurance pursuant to Ohio Revised Code §3901.69, which will be made by the Ceding Companies within fifteen (15) calendar days after the last day of the calendar month in which the Closing occurs, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Ceding Company in connection with the execution and delivery by such Ceding Company of this Contract or the consummation by such Ceding Company of the transactions
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contemplated hereby, except for such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of such Ceding Company to consummate the transactions contemplated by this Contract or perform its obligations thereunder.
5.Compliance. Such Ceding Company is in compliance with respect to the Subject Business in all material respects with all Applicable Law, its organizational documents and all material permits and licenses issued to such Ceding Company by any Governmental Authority. The underlying Policies included in the Subject Business are (or were, with respect to expired or cancelled Policies) in full force and effect with respect to the coverage periods stated therein in accordance with their terms.
6.Broker. Other than the Intermediary or the Brokerage, which shall be paid by the Reinsurer, (i) no broker or finder has acted directly or indirectly for such Ceding Company and (ii) such Ceding Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Contract or any ancillary agreements or the transactions contemplated hereby.
7.Actuarial Reports. Such Ceding Company and its Affiliates have made available to the Reinsurer true and correct copies of the actuarial reports provided in the Data Room. The factual information and factual data of such Ceding Company made available by such Ceding Company and its Affiliates to the preparing actuary upon which such reports were based were true and correct in all material respects.
8.Payment of Claims and Losses. Each Ceding Company has paid all claims and Net Loss with respect to the Subject Business since January 1, 2023 in the ordinary course of business in all material respects, without regard to the reinsurance effected hereunder or as to unduly apportion loss to the Reinsurer.
9.Information Disclosed. As of the date of this Contract, to the Knowledge of such Ceding Company: (i) all material relevant information relating to the Subject Business as of the Valuation Date or requested by the Reinsurer in writing has been provided in the Data Room, and (ii) the contents of the Data Room, including the claims files relating to the Subject Business, were accurate and complete in all material respects and did not omit any material fact or document necessary to make the information provided in the Data Room not misleading as of the date it was so provided.
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10.Financial. The reserves for the Subject Business (including case reserves and IBNR) as included in the Data Room and the Ceding Companies’ most recent audited and unaudited statutory financial statements filed in their respective Domiciles were computed: (i) in all material respects in accordance with generally accepted actuarial standards, consistently applied, SAP, Applicable Law and the underlying Policies and (ii) based on the information available as of the Valuation Date. Such reserves do not include the effect of any internal reinsurance issued by such Ceding Company or its Affiliates which benefits the Subject Business and will be unaffected by any intragroup commutation. Notwithstanding anything to the contrary herein, nothing in this subparagraph 10 shall be construed as a representation or warranty with respect to the adequacy of the reserves for the Subject Business.
11.Financial Statements. Each Ceding Company has previously delivered to the Reinsurer copies of (i) the audited annual statutory financial statements of such Ceding Company as of and for the year ended December 31, 2023; and (ii) the unaudited quarterly statutory financial statements of such Ceding Company as of and for the quarter ending March 31, 2024. Such financial statements were prepared in accordance with SAP consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of such Ceding Company at their respective dates and the results of operations, changes in surplus and cash flows of such Ceding Company at and for the periods indicated. Since the date of the last financial statements of each Ceding Company, all liabilities and obligations of the Subject Business have been incurred in the ordinary course of business consistent with past practice and have not had or would not reasonably be expected to have a Material Adverse Effect.
12.Outstanding Obligations. As of the date hereof, there are no (i) outstanding legal or regulatory investigation, proceeding or other third party claim (not including ordinary course claims litigation) relating to the Subject Business against such Ceding Company or any of its Affiliates or (ii) consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and such Ceding Company or any of its Affiliates under which such Ceding Company or any of its Affiliates has any continuing obligations, that expressly relate to the Subject Business and, in the case of (i) or (ii) that would reasonably be expected to have a material adverse effect on the Policies included in the Subject Business or the Reinsurer. As of the date hereof, there is no claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Subject Business which is pending or, to the Knowledge of such Ceding Company, threatened against such Ceding Company or any of its Affiliates that expressly relates to the Subject Business or any assets, properties, rights or privileges of such Ceding Company in respect of the Subject Business, that, in each case, challenges or may reasonably be expected to have the effect of
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preventing or delaying or making unlawful the consummation of the transactions contemplated by this Contract or could have a Material Adverse Effect. The Ceding Companies have previously delivered to the Reinsurer a correct and complete report containing the open Claims for Extra-Contractual Obligations or Loss in Excess of Policy Limits as of April 1, 2024.
13.Absence of Changes. Since the Valuation Date, (i) the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices, and (ii) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
14.No Representations or Warranties. Such Ceding Company makes no representations or warranties with respect to this Contract other than those expressly set forth in this Article 2020, paragraph A.
B.    Representations and Warranties of the Reinsurer. The Reinsurer represents and warrants to each Ceding Company as of the date of this Contract and as of the Closing Date to the extent different than the date of this Contract (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
1.Organization, Standing and Corporate Power. The Reinsurer is duly incorporated, validly existing and in good standing under the laws of its Domicile and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. As of the Closing Date, the Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of the Reinsurer under this Contract.
2.Authority. The Reinsurer has full corporate (or other organization) power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under this Contract. The execution and delivery by the Reinsurer of this Contract and the consummation by the Reinsurer of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of the Reinsurer. This Contract has been duly executed and delivered by the Reinsurer and, assuming this Contract constitutes valid and binding agreements of the other Parties, constitutes valid and binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with their terms, subject to the Enforceability Exceptions.
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3.No Conflict or Violation. The execution, delivery and performance by the Reinsurer under this Contract and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with, be prohibited by, or require any approval that has not already been obtained under, any provisions of the organizational documents of the Reinsurer; (ii) violate any permit or Order against or imposed or binding upon, the Reinsurer in any material respect; or (iii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require any consent or other action under, or give rise to a right of termination, amendment or acceleration under, any material contract or instrument to which the Reinsurer is a party.
4.Government Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Reinsurer of this Contract and the consummation of the transactions contemplated hereby in accordance with the terms, limits and conditions herein will not contravene any Applicable Law in any material respect or impair the ability of the Reinsurer to consummate the transactions contemplated by this Contract or perform its obligations hereunder. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Reinsurer in connection with the execution and delivery by the Reinsurer of this Contract or the consummation by the Reinsurer of the transactions contemplated hereby, except for such other consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, impair the ability of the Reinsurer to consummate the transactions contemplated by this Contract or perform its obligations hereunder.
5.Compliance. The Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its organizational documents and all material permits and licenses issued to the Reinsurer by any Governmental Authority. Within the past five (5) years, no Governmental Authority has revoked any license or status held by the Reinsurer to conduct its business or operations.
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6.Financial Statements. The Reinsurer has previously delivered to the Ceding Companies copies of (i) the audited annual financial statements of the Reinsurer as of and for the year ended December 31, 2023; and (ii) the unaudited quarterly financial statements of the Reinsurer as of and for the quarter ending March 31, 2024. Such financial statements were prepared in accordance with SAP consistently applied and fairly present, in all material respects in accordance therewith, the assets, liabilities and capital and surplus of the Reinsurer at their respective dates and the results of operations, changes in surplus and cash flows of the Reinsurer at and for the periods indicated. Since the date of the last audited financial statements of the Reinsurer, there has been no change (nor any development or event involving a prospective change of which the Reinsurer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of the Reinsurer.
7.Broker. Other than the Intermediary or the Brokerage, which shall be paid by the Reinsurer, (i) no broker or finder has acted directly or indirectly for the Reinsurer and (ii) the Reinsurer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Contract or any ancillary agreements or the transactions contemplated hereby.
C.    Certain Limitations.
1.Notwithstanding anything to the contrary contained herein, or any of the Schedules or Exhibits hereto, the Reinsurer and the Ceding Companies acknowledge and agree that neither the Ceding Companies, the Reinsurer nor any Representatives of any of them, makes or has made, and the Reinsurer and the Ceding Companies have not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by the Ceding Companies and the Reinsurer, as applicable, in this Article 20. Without limiting the generality of the foregoing, other than as expressly set forth in this Article 20, no Person has made any representation or warranty to the Reinsurer or the Ceding Companies, as applicable, with respect to the Subject Business or any other matter, including with respect to (i) the probable success or profitability of the Subject Business after the Closing, or (ii) any information, documents, or material made available to the Reinsurer, the Ceding Companies, their Affiliates, or their respective Representatives, as applicable, in the Data Room, electronic mails, information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Contract, including any estimation, valuation,

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appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including any confidential information memoranda prepared by or on behalf of the Ceding Companies or the Reinsurer in connection with the transactions contemplated by this Contract), the Reinsurer and the Ceding Companies acknowledge that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of the Ceding Companies or the Reinsurer to the other Party, their respective Affiliates or their respective Representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of the Ceding Companies, the Reinsurer or any of their Affiliates; and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast.
2.The Ceding Companies and the Reinsurer make no express or implied representation or warranty hereby or otherwise under this Contract or the transactions contemplated hereunder (i) as to the future experience, success or profitability of the Subject Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, (ii) that the reserves held in connection with the Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, or (iii) except as set forth in this Article 20, that such reserves were calculated, established, or determined in accordance with any actuarial, statutory, or other standard.
3.The Reinsurer and the Ceding Companies each further acknowledge and agree that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Subject Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of the Ceding Companies and the Reinsurer with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.
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4.Neither the Ceding Companies, on the one hand, nor the Reinsurer, on the other hand, has made, hereby makes or shall make any representation or warranty to the other Party as to (i) the proper accounting or tax treatment by such other Party of the transaction provided for in this Contract or (ii) the proper future accounting or tax treatment of the transaction provided for in this Contract. Further, each of the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, acknowledges and agrees that, in making its independent determination that the transaction provided for in this Contract is properly accounted for as reinsurance for applicable regulatory, accounting and tax purposes, it did not rely, in any respect, upon any representation or determination made by the other Party.
ARTICLE 21
NOTICES
A.    Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder (“Notice”) shall be in writing and shall be delivered personally, sent by e-mail transmission, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such Notice shall be deemed given when so delivered personally, or if sent by e-mail transmission, upon receipt by the sender of electronic confirmation of such transmittal (provided, that any Notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery.
B.    The addresses and e-mail addresses referred to in this Article are:
If to the Ceding Companies:
James River Insurance Company
James River Casualty Company
6641 W. Broad St., Ste. 300
Richmond, VA 23230
Attn: Chief Executive Officer
Email: [REDACTED]
with copies (which shall not constitute Notice) to:
James River Group Holdings, Ltd.
Clarendon House
2 Church Street
Hamilton, HM 11, Bermuda
Attn: Chief Underwriting Officer
Email: [REDACTED]
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and
James River Group, Inc.
1414 Raleigh Rd., Ste. 405
Chapel Hill, NC 27517
Attn: Chief Legal Officer
Email: [REDACTED]
with copies (which shall not constitute Notice) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: David Alberts; Vikram Sidhu
Email address: [REDACTED]; [REDACTED]
If to the Reinsurer:
State National Insurance Company, Inc.
Attention: David Cleff, Executive Vice President
1900 L. Don Dodson Drive
Bedford, Texas 76021
t 817.265.2000 ext 1219
[REDACTED]
Any Party may, by Notice given in accordance with this Article to the other Party, designate another address, e-mail address or Person for receipt of Notices hereunder; provided that Notice of such a change shall be effective upon receipt.
ARTICLE 22
PAYMENTS
A.    Remittances due from a Party under this Contract shall be by paid by wire transfer or automated clearing of immediately available funds to the other Party.
B.    If there is a delayed settlement of any payment due hereunder between the Parties, interest shall accrue daily on such payment at the risk-free rate equal to the interest rate on a three-month U.S. Treasury bill until settlement is made. For purposes of this paragraph B, a payment shall be considered overdue, and such interest shall begin to accrue, on the fifteen (15th) Business Day immediately following the date that such payment is due. For the avoidance of doubt, interest paid by the Reinsurer pursuant to this paragraph B shall not reduce the Aggregate Limit.
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ARTICLE 23
ARBITRATION
A.    Except as set forth in Article 4, paragraph F, Article 9, paragraph I, this Article 23, paragraphs H and I below, and Article 24 (Expedited Arbitration), any dispute or difference arising out of or relating to this Contract, the performance of the duties and obligations arising under this Contract, or its termination, including any dispute regarding the applicability, interpretation, scope, or enforceability of this arbitration provision, shall be settled by binding arbitration and each Party agrees that it hereby waives its right to seek remedies in court, including the right to a jury trial. If more than one arbitration is initiated with respect to this Contract, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in New York City, New York or another location if mutually agreed. Subject to any express provisions of this Article, the arbitration will be administered in accordance with the procedures of the AIDA Reinsurance and Insurance Arbitration Society – U.S. (“ARIAS”). The Parties agree that the arbitral award by the arbitrators shall be final and binding on the Parties. The Parties acknowledge that this Contract evidences a transaction in commerce, and thus the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., shall govern the applicability, interpretation, scope, and enforcement of this agreement to arbitrate. For purposes of this Article, the Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall each be referred to as a “Party”.
B.    The arbitration panel will consist of two (2) disinterested Party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Party sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration, including a description of the factual basis for the dispute, the claims being asserted and the specific relief sought.
C.    The Ceding Companies, on the one hand, and the Reinsurer, on the other hand, shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) calendar days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) calendar days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the Ceding Companies, the Reinsurer (or the Affiliates of either Party) and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.
D.    If the two (2) arbitrators do not agree on an umpire within thirty (30) calendar days of their appointment, the umpire shall be chosen in accordance with the with the procedures for selecting an arbitrator in force on the date the arbitration is demanded, established by ARIAS.
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E.    The arbitration hearings shall be held in New York City, New York or another location if mutually agreed. Each Party shall submit its case to the arbitration panel within sixty (60) calendar days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.
F.    Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. To the greatest extent permitted by Applicable Law, the arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated; provided, that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
G.    Except as expressly permitted by this Contract, no Party will commence or voluntarily participate in any Action concerning a dispute, except (1) for enforcement pursuant to the FAA, (2) to confirm, restrict, vacate or modify an arbitral decision pursuant to the FAA, or (3) for interim relief as provided in paragraph H below.
H.    Notwithstanding any other provision to the contrary herein, and without waiver of any right to arbitrate a dispute, either Party may seek a temporary restraining order or preliminary injunctive relief if necessary to preserve the status quo ante or prevent an irreparable harm pending determination of the dispute in arbitration. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity in arbitration.
I.    Enforcement of Arbitration Award; Service of Suit.
1.Nothing is this paragraph I will be construed to override the provisions of paragraphs A through H of this Article. This paragraph I is intended as an aid to compel arbitration, or enforce such arbitration, or arbitral award, and not as an alternative to paragraphs A through H for resolving disputes arising out of this Contract.
2.In the event of the failure of the Ceding Companies to perform their obligations under paragraphs A through H above (including under a binding arbitral award), or if the Reinsurer seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Reinsurer shall have the right to submit, and the Ceding Companies hereby agree to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern
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District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Ceding Companies’ rights to, solely in connection with such Action brought by the Reinsurer under this paragraph I or the Ceding Companies’ rights under this paragraph I, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Ceding Companies, once the appropriate court is selected, whether such court is the one originally chosen by the Reinsurer and hereby accepted by the Ceding Companies or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Ceding Companies pursuant to this paragraph I, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.
3.Unless the Ceding Companies designate a different party in writing, service of process in any suit relating to this Contract upon the Ceding Companies may be made upon Corporation Service Company, 1160 Dublin Rd., Ste 400, Columbus, OH 43215, which is hereby authorized and directed to accept service of process on behalf of the Ceding Companies in any such suit.
4.In the event of the failure of the Reinsurer to perform its obligations under paragraphs A through H of this Article (including under a binding arbitral award), or if the Ceding Companies seek confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Ceding Companies shall have the right to submit, and the Reinsurer hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to, solely in connection with such Action brought by the Ceding Companies under this paragraph I or the Reinsurer’s rights under this paragraph I, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a

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case to another court as permitted by the laws of the United States or any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Ceding Companies and hereby accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer pursuant to this paragraph I, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.
5.Unless the Reinsurer designates a different party in writing, service of process in such suit upon the Reinsurer may be made upon State National Insurance Company, Inc., ATTN: David Cleff, Executive Vice President, 1900 L. Don Dodson Drive, Bedford, Texas 76021, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.
ARTICLE 24
EXPEDITED ARBITRATION
A.    Notwithstanding the provisions of Article 23 (Arbitration) or other provisions in this Contract to the contrary, in the event an amount in dispute hereunder is one million Dollars ($1,000,000) or less, the Parties will submit to an expedited arbitration process with the use of a single arbitrator. The arbitrator will be chosen in accordance with the procedures for selecting an arbitrator in force on the date the arbitration is demanded, established by ARIAS.
B.    Each Party’s case will be submitted to the arbitrator within ninety (90) calendar days of the date of determination of the arbitrator. Discovery will be limited to exchanging only those documents directly relating to the issue in dispute, subject to a limit of two discovery depositions from each Party, unless otherwise authorized by the arbitrator upon a showing of good cause.
C.    Within ninety (90) calendar days of the date of determination of the arbitrator, the hearing will be completed and a written award will be issued by the arbitrator. As the Parties agree that time is of the essence, the sole arbitrator does not have the authority to lengthen the schedule, absent agreement of both Parties. The arbitrator will have all the powers conferred on the arbitration panel as provided in Article 23 (Arbitration), and said Article will apply to all matters not specifically addressed in this Article.
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ARTICLE 25
INSOLVENCY
A.    This Article shall apply severally to each Ceding Company. Further, this Article and the laws of its Domicile shall apply in the event of the insolvency of any Ceding Company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the Domicile of any Ceding Company covered hereunder, that Domicile’s laws shall prevail.
B.    In the event of the insolvency of a Ceding Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by Applicable Law) shall be payable directly to such Ceding Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of such Ceding Company, or (2) on the basis of Claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of such Ceding Company or because the liquidator, receiver, conservator or statutory successor of such Ceding Company has failed to pay all or a portion of any Claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of such Ceding Company shall give written notice to the Reinsurer if the pendency of a Claim against such Ceding Company indicating the Policy reinsured, which Claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such Claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such Claim, the Reinsurer may investigate such Claim and interpose, at its own expense, in the proceeding where such Claim is to be adjudicated any defense or defenses that it may deem available to such Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against such Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to such Ceding Company solely as a result of the defense undertaken by the Reinsurer.
C.    As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to such Ceding Company or to its liquidator, receiver, conservator or statutory successor, except (1) where the Contract specifically provides another payee in the event of the insolvency of such Ceding Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of such Ceding Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of such Ceding Company to such payees. Then, and in that event only, such Ceding Company, with the prior approval of any regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.
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ARTICLE 26
ENTIRE AGREEMENT
This Contract sets forth all of the duties and obligations between the Ceding Companies and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by all Parties. However, this Article shall not be construed as limiting the admissibility of evidence regarding the formation, interpretation, purpose or intent of this Contract.
ARTICLE 27
GOVERNING LAW
This Contract and any dispute, controversy or claim arising out of or relating to this Contract (whether sounding in contract, tort or otherwise), shall be governed as to performance, administration and interpretation by the laws of the State of New York, exclusive of conflict of law rules.
ARTICLE 28
WAIVER AND AMENDMENT
This Contract may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of either Party to insist on compliance with any obligation contained in this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop either Party from thereafter demanding full and complete compliance nor prevent either Party from exercising such right or remedy in the future. No waiver of any breach of this Contract shall be held to constitute a waiver of any other or subsequent breach.
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ARTICLE 29
SEVERABILITY
Any term or provision of this Contract which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Contract or affecting the validity or enforceability of any of the terms and provisions of this Contract in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. If any provision of this Contract is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Contract, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
ARTICLE 30
NON-AVOIDANCE
A.    This Contract is a composite reinsurance of various legal entities within the James River Group Holdings, Ltd. group of companies.
B.    The conduct or misconduct of one entity comprising the Ceding Companies shall not affect the validity of the cover available to the other such entities.
C.    In the event of a claim dispute, or disputes, arising between the Reinsurer and one or more of the entities comprising the Ceding Companies, this Contract shall operate without prejudice to the reinsured entities which are not in dispute and shall not affect the rights of such entities to recover under this Contract.
ARTICLE 31
TRADE AND ECONOMIC SANCTIONS
Wherever potential coverage provided by this Contract would be in violation of any applicable economic or trade sanctions, any such coverage will conform to Applicable Law. The Reinsurer shall not be liable to provide any coverage or make any payment hereunder if such coverage or payment would expose it to any sanction, prohibition or restriction under United Nations resolutions or the Applicable Laws related to economic or trade sanctions of any jurisdiction applicable to it.
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ARTICLE 32
INTERMEDIARY
A.    TigerRisk Partners, LLC (d/b/a Howden Re), is hereby recognized as the intermediary (the “Intermediary”) negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, taxes, losses, salvages, and loss settlements) relating thereto shall be transmitted directly between the Ceding Companies and the Reinsurer, with notice to the Intermediary. However, in the event that payments are made through the Intermediary, any such payments by the Ceding Companies to the Intermediary shall be deemed payment to the Reinsurer, but any such payments by the Reinsurer to the Intermediary shall be deemed payment to the Ceding Companies only to the extent that such payments are actually received by the Ceding Companies.
B.    The Reinsurer shall pay the Intermediary brokerage equal to five million two hundred nineteen thousand Dollars ($5,219,000) (the “Brokerage”) within three (3) Business Days after receipt of the Closing Payment in full.
ARTICLE 33
THIRD-PARTY REINSURANCE
The Ceding Companies hereby agree to use commercially reasonable efforts to provide the Reinsurer with true and correct copies of any material Third-Party Reinsurance agreements no later than ten (10) Business Days after the Closing Date.
ARTICLE 34
MODE OF EXECUTION
A.    This Contract may be executed by:
1.an original written ink signature of paper documents; or
2.an exchange of facsimile copies showing the original written ink signature of paper documents; or
3.electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.
B.    The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.
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ARTICLE 35
REINSURANCE ALLOCATION
Payments of Ultimate Net Loss under this Contract shall be allocated to either Ceding Company in the order in which claims for payment are presented, regardless of which Ceding Company experiences the loss. All payments to James River Insurance Company by the Reinsurer are deemed paid to and received by the Ceding Companies.
ARTICLE 36
CURRENCY
Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars, and all payments shall be in United States Dollars.
ARTICLE 37
HEADINGS
The headings of the Articles, paragraphs, subparagraphs, Exhibits, Schedules, Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Contract.
ARTICLE 38
ASSIGNMENT
This Contract shall be binding upon and inure to the benefit of the Ceding Companies and the Reinsurer and their respective successors and assigns. This Contract may not be assigned by the Reinsurer, on the one hand, or the Ceding Companies, on the other hand, without the prior written consent of the other Party; provided that a change of Control of the Ceding Companies, the Reinsurer or their respective Affiliates shall not constitute an assignment for purposes of this Article.
(signature pages follow)
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IN WITNESS WHEREOF, the Parties have caused this Contract to be executed by their duly authorized representative(s) as follows:
on this 2nd day of July, in the year 2024.

JAMES RIVER INSURANCE COMPANY

By: /s/ Richard Schmitzer
Name: Richard Schmitzer
Title: President and CEO

JAMES RIVER CASUALTY COMPANY

By: /s/ Richard Schmitzer
Name: Richard Schmitzer
Title: President and CEO

COMBINED LOSS PORTFOLIO TRANSFER AND ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT
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and on this 2nd day of July, in the year 2024.

STATE NATIONAL INSURANCE COMPANY, INC.

By: /s/ David Cleff
Name: David Cleff
Title: Executive Vice President

JAMES RIVER INSURANCE COMPANY
JAMES RIVER CASUALTY COMPANY
COMBINED LOSS PORTFOLIO TRANSFER AND ADVERSE DEVELOPMENT COVER REINSURANCE CONTRACT
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SCHEDULE 1
SUBJECT BUSINESS
For purposes of this Contract, “Subject Business” means claims made or losses occurring (as such claims and losses (or correlative terms) are defined pursuant to the underlying Policies) attaching to premium earned during the years 2010 to 2023 (both years inclusive) on all Policies that are (1) written or issued by the Ceding Companies and (2) classified by the Ceding Companies as Excess & Surplus Segment business (excluding Allied Lines, Fire, Earthquake, Inland Marine and Rasier Commercial Auto). For the avoidance of doubt, “Subject Business” shall (i) not include any unearned premium in respect of the unexpired coverage of any Policy as of the Effective Date; (ii) include all Commercial Auto other than Rasier Commercial Auto, in each case as classified by the Ceding Companies; (iii) exclude coverage of Uber Technologies, Inc. or any subsidiary thereof as determined as of the date hereof or any earlier time when coverage was issued; and (iv) subject to the terms, limits and conditions hereof, include claims made or losses occurring (as such claims and losses (or correlative terms) are defined pursuant to the underlying Policies) attaching to premium earned on or after January 1st, 2010 on Policies written or issued by the Ceding Companies prior to that date but exclude any such claims made or losses occurring attaching to premium earned on or after the Effective Date on Policies written or issued by the Ceding Companies prior to that date.
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SCHEDULE 2
PROFIT COMMISSION
A.    A Profit Commission shall be paid to the Ceding Companies equaling the Reinsurer’s Share of fifty percent (50%) of a positive amount, if any, equal to one billion sixty-nine million seven hundred sixty-seven thousand Dollars ($1,069,767,000), minus either of the following amounts:
1.if the Ending Time falls on a Final Settlement Date, then the amount of the overall aggregate amount of Ultimate Net Loss paid by the Ceding Companies with respect to the Subject Business (when such payment is recognized in the Ceding Companies’ accounting systems) as of such Ending Time (the “Aggregate UNL”), which amount shall not exceed the Aggregate Limit; or
2.if the Ending Time falls on another Termination Date or Recapture Effective Time prior to a Final Settlement Date, then the sum of (i) the Aggregate UNL plus (ii) the Carried Reserves with respect to the Subject Business, in each case of the foregoing clauses (i) and (ii), calculated as of such Ending Time;
provided, that:
a)if the amount in subparagraphs 1 or 2 above is greater than one billion sixty-nine million seven hundred sixty-seven thousand Dollars ($1,069,767,000), no Profit Commission shall be due and payable by the Reinsurer to the Ceding Companies; and
b)in no event shall the Profit Commission due and payable by the Reinsurer to the Ceding Companies exceed eighty seven million fourteen thousand five hundred Dollars ($87,014,500).
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EXHIBIT A
FORM OF TERMINAL ACCOUNTING AND SETTLEMENT REPORT
Omitted pursuant to Item 601(a)(5) of Regulation S-K.
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EXHIBIT B
FORM OF QUARTERLY REPORT
Omitted pursuant to Item 601(a)(5) of Regulation S-K.
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EXHIBIT C
CREDIT FOR REINSURANCE; FUNDING
A.    Credit for Reinsurance. The provisions set forth in this Exhibit C apply only to the extent the Reinsurer has taken any action or has failed to take any action that results in a requirement for the Reinsurer to post collateral in order for the Ceding Companies to receive Full Statutory Reserve Credit. Notwithstanding anything to the contrary in this Contract, the Reinsurer shall not be required to post funding or collateral as of the Closing Date. In no event shall the Reinsurer be required to post funding or collateral unless the Ceding Companies are denied Full Statutory Reserve Credit due to action of or omission by the Reinsurer.
B.    “Reinsurer’s Obligations” means, collectively, the (1) then-outstanding Subject Carried Reserves and (2) Covered Losses paid (when such payment is recognized by the Ceding Companies’ accounting systems) by the Ceding Companies but not yet recovered in accordance with the terms, limits and conditions of this Contract from the Reinsurer.
C.    If the Reinsurer is required to post collateral pursuant to clause A of this Exhibit C, above, the Reinsurer hereby agrees to fund one hundred percent (100%) of the Reinsurer’s Obligations by:
1.clean, irrevocable and unconditional letters of credit meeting the requirements set forth in this Exhibit C; or
2.depositing assets into trust accounts established pursuant to trust agreements meeting the requirements set forth in this Exhibit C for the benefit of the Ceding Companies; or
3.cash advances to the Ceding Companies; or
4.funds withheld on mutually agreeable terms and conditions.
D.    The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Ceding Companies’ reserves.
E.    When the Reinsurer seeks to provide the funding in whole or in part by letters of credit, the Reinsurer agrees to apply for and secure timely delivery to the Ceding Companies of clean, irrevocable and unconditional letters of credit issued and confirmed by a bank, banks or financial institutions domiciled in the United States or Canada and included in the National Association of Insurance Commissioner’s (NAIC’s) List of Qualified U.S. Financial Institutions, in a form reasonably acceptable to the Ceding Companies and containing provisions acceptable to
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the insurance regulatory Governmental Authorities having jurisdiction over the Ceding Companies. Such letters of credit shall be issued for a period of not less than one (1) year, and shall contain an “evergreen” clause, which automatically extends the term for one (1) year from its date of expiration or any future expiration date unless written notice of non-renewal is given to the Ceding Companies by the issuing bank not less than sixty (60) calendar days prior to said expiration date.
F.    When the Reinsurer seeks to provide the funding in whole or in part by depositing assets into trust accounts, the Reinsurer shall ensure that any Trust Agreement is in a form reasonably acceptable to the Ceding Companies and contains provisions acceptable to the insurance regulatory Governmental Authorities having jurisdiction over the Ceding Companies. In addition, the Reinsurer shall comply with the Trust Requirements set forth in Annex A attached hereto.
G.    Notwithstanding anything to the contrary in this Contract, said letters of credit or assets in any trust account may be drawn upon or withdrawn by the Ceding Companies or their successors in interest at any time, without diminution because of the insolvency of Ceding Companies or the Reinsurer, only for one or more of the following purposes:
1.to reimburse the Ceding Companies for the Covered Losses paid (when such payment is recognized by the Ceding Companies’ accounting systems) and that have not been otherwise paid by the Reinsurer;
2.to reimburse the Ceding Companies for any other amounts due from the Reinsurer under this Contract;
3.to refund to the Reinsurer any sum in excess of the actual amount required to fund one hundred percent (100%) of the Reinsurer’s Obligations; or
4.to draw down a letter of credit and hold as cash collateral with a Ceding Company if (i) such Ceding Company has been sent a notice regarding non-renewal of a letter of credit, and no replacement letter of credit has been provided to such Ceding Company by the Reinsurer, or (ii) the financial condition of the bank that issued the letter of credit is no longer acceptable to the Ceding Companies; provided, once a replacement letter of credit meeting the requirements of paragraph E above has been sent to such Ceding Company, such Ceding Company shall return to the Reinsurer cash collateral that was drawn down in an amount equal to the value of the replacement letter of credit, but no interest shall be due from such Ceding Company to the Reinsurer on such cash collateral while held by such Ceding Company.
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H.    In the event the amount drawn by a Ceding Company on any letter of credit or withdrawn by a Ceding Company from any trust account is in excess of the actual amount required for in subparagraphs G(1), G(2), or G(4) above, or in the case of subparagraphs G(1) or G(2) above, the actual amount determined to be due, such Ceding Company shall hold such excess amount in trust for the Reinsurer separate and apart from its other assets and shall promptly return to the Reinsurer the excess amount so drawn or withdrawn and interest thereon not in excess of the prime rate as published in the Wall Street Journal on the date of withdrawal shall accrue to the benefit of the Reinsurer.
I.    Without limiting and in addition to the reporting requirements set forth in Article 9 (Reports and Settlements), at annual intervals, or more frequently as required by the Reinsurer upon reasonable prior written notice but not more frequently than quarterly, within thirty (30) calendar days after the end of the relevant period, the Ceding Companies shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the letters of credits or modifying the amount of assets in the trust accounts or other methods of funding. Amendment or modification shall be made to said letters of credits, the assets in the trust accounts or other methods of funding in accordance with the following:
1.If the statement shows that the required funding with respect to the Reinsurer’s Obligations is not met as of the statement date, the Reinsurer shall, within thirty (30) calendar days after receipt of notice of such deficiency, secure delivery to the Ceding Companies of amendments of the respective letters of credit increasing the amount of credits, increase the assets in the trust accounts or otherwise increase the amount of funding via other methods of funding permitted hereunder to the required amount.
2.If, however, the statement shows that the required level of funding with respect to the Reinsurer’s Obligations is exceeded as of the statement date, the Ceding Companies shall, within thirty (30) calendar days after its receipt of written request from the Reinsurer, release such excess funding by agreeing to amendments to the letters of credits reducing the amount of credits, allowing withdrawals from the trust accounts or otherwise decrease the amount of funding via other methods of funding permitted hereunder to the required amount.
J.    Notwithstanding the provisions of Article 23 (Arbitration), if the Reinsurer fails to fund the Reinsurer’s Obligations under this Contract as set forth above, the Ceding Companies retain their rights to apply to a court of competent jurisdiction for equitable or interim relief.
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ANNEX A
TRUST REQUIREMENTS
A.When the Reinsurer seeks to provide the funding required in Article 13 (Credit for Reinsurance) in whole or in part by depositing assets into trust accounts, the Reinsurer shall ensure that:
1.the trustee is a bank that:
(i) is domiciled in the United States or Canada;
(ii) is on the National Association of Insurance Commissioners’ (NAIC’s) list of approved financial institutions;
(iii) will provide the Ceding Companies online electronic access to the trust accounts so that the Ceding Companies may verify the balance of the trust accounts as needed at no charge or expense to the Ceding Companies; and
(iv) will provide monthly statements of the Market Value of the assets deposited in the trust account;
2.there is a separate Trust Agreement and a separate trust account established for each Ceding Company under this Contract if necessary to satisfy the requirements of any Applicable Laws regarding credit for reinsurance, the intent of this paragraph being that each Ceding Company under this Contract shall be entitled to receive Full Statutory Reserve Credit for the reinsurance ceded under this Contract at all times; and
3.any Trust Agreement:
(i) requires the Reinsurer to establish a trust account for the benefit of the applicable Ceding Company and specifies that such Trust Agreement is intended to secure payment of the Reinsurer’s Obligations under this Contract;
(ii) requires the Reinsurer to pay all fees and expenses of the trust account as determined by the trustee bank;
(iii) stipulates that assets deposited in the trust account shall be valued according to their current Market Value and shall consist only of:
1.cash (specifically United States legal tender);
2.certificates of deposit issued by a United States bank and payable in United States legal tender;
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3.cash equivalents and short-term credit instruments, including U.S. dollar cash equivalents, U.S. treasury money market funds, U.S. government treasury bills, investment grade commercial paper or similar credit instruments remaining maturities of one year or less, or money market funds investing in such commercial paper or similar credit instruments;
4.securities constituting debt, obligations or preferred stock denominated in U.S. dollars and issued by any solvent issuer that at the time of deposit (i) are not in default as to principal, interest or redemption price and (ii) are rated investment grade;
5.asset-backed securities issued by trusts or special purpose entities that at the time of deposit (i) are not in default as to principal, interest or redemption price and (ii) are rated investment grade;
6.to the extent not already listed above, investments permitted by the Ohio insurance code, provided that the investments in or issued by an entity controlling, controlled by or under common control with either the Reinsurer or the applicable Ceding Company shall not exceed five percent (5%) of the total investments in the applicable trust account (the items in the foregoing clauses 2-6, collectively, “Eligible Investments”).
(iv) requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the applicable Ceding Company, or the trustee upon the direction of such Ceding Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other Person;
(v) requires that any investment income earned on the assets deposited in the trust account may only be withdrawn for the following purposes:
1.by the trustee for the payment of the fees and expenses of the trust account; or
2.by the applicable Ceding Company to reimburse itself as permitted by this Contract for amounts due under this Contract that have not otherwise been paid by the Reinsurer;
(vi) requires that all settlements of account between the applicable Ceding Company and the Reinsurer be made in cash or its equivalent;
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(vii) provides that assets deposited in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the applicable Ceding Company or the Reinsurer; and
(viii) does not breach, override, contradict or amend the provisions contained in this Contract.
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